Exhibit 99.1

Earnings Release

Supplemental Data | Third Quarter 2021

MAA

www.maac.com

TABLE OF CONTENTS
Overview	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	16
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline/2021 Acquisition Activity/2021 Disposition Activity	S-8
Investments in Unconsolidated Real Estate Entities/Debt and Debt Covenants as of September 30, 2021	S-9
2021 Guidance/Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share for 2021 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS

GERMANTOWN, TN, October 27, 2021/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended September 30, 2021.

Third Quarter 2021 Operating Results	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Earnings per common share - diluted	$0.73	$0.52	$3.01	$1.47

Funds from operations (FFO) per Share - diluted	$1.85	$1.58	$5.19	$4.66

Core FFO per Share - diluted	$1.78	$1.57	$5.11	$4.78

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders and an expanded discussion of the components of FFO and Core FFO can be found later in this release. FFO per Share – diluted and Core FFO per Share –diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “Demand for apartment housing continues to increase across our Sunbelt markets. Strong pricing trends across all our markets were captured in the third quarter and we will carry good momentum into 2022. Our new development pipeline is expanding and leasing performance is ahead of expectations. MAA’s uniquely diversified portfolio of high-quality communities focused on the high growth Sunbelt region, supported by a strong balance sheet, is well-positioned to drive higher value as economic recovery across the Sunbelt region continues.”

Third Quarter 2021 Highlights

•
Property revenues from the Same Store Portfolio increased 6.7% during the third quarter of 2021 as compared to the same period in the prior year, ahead of expectations.
•
The increase in Property revenues was driven by a 6.3% growth in Average Effective Rent per Unit for the Same Store Portfolio, reflecting cumulative rent growth over the past year, as well as higher Average Physical Occupancy.
•
Property operating expenses for the Same Store Portfolio increased 1.5% during the third quarter of 2021 as compared to the same period in the prior year.
•
Net Operating Income (NOI) from the Same Store Portfolio increased 10.2% during the third quarter of 2021 as compared to the same period in the prior year.
•
Resident turnover remained low as resident move outs for the Same Store Portfolio for the third quarter of 2021 was 45.9% on a rolling twelve month basis.
•
MAA completed redevelopment of 2,192 apartment homes during the third quarter of 2021, capturing average rental rate increases of approximately 12% above non-renovated units.
•
As of the end of the third quarter of 2021, MAA had eight properties under development, representing 2,654 units once complete, with a total projected cost of $627.5 million and an estimated $243.7 million remaining to be funded.
•
Four of the eight development properties have initiated their leasing activities with leasing velocity and rents ahead of expectations.
•
During the third quarter of 2021, MAA completed the lease-up of MAA Frisco Bridges II in the Dallas, Texas market. As of the end of the third quarter of 2021, Novel Midtown located in Phoenix, AZ remained in lease-up with physical occupancy of 76.8%. Novel Midtown is expected to stabilize in the second quarter of 2022.
•
During the third quarter of 2021, MAA's operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), issued $300.0 million of five-year unsecured senior notes at a coupon of 1.100% and an issue price of 99.553%, and an additional $300.0 million of 30-year unsecured senior notes at a coupon of 2.875% and an issue price of 98.588%.
•
During the third quarter of 2021, MAA entered into 18-month forward sale agreements totaling 1.1 million shares of common stock at an initial forward sale price of $190.56 per share.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year.

The Same Store Portfolio revenue growth of 6.7% during the third quarter of 2021 was primarily a result of a 6.3% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.4% for the third quarter of 2021, as compared to 95.5% for the same period in the prior year. Same Store Portfolio lease pricing for leases effective during the third quarter of 2021, as compared to the prior lease, increased 20.4% for new leases, increased 10.7% for renewing leases and increased 15.0% for both new and renewing leases on a blended basis. Property operating expenses for the Same Store Portfolio increased 1.5% for the third quarter of 2021 as compared to the same period in the prior year. These changes resulted in a Same Store NOI increase of 10.2% for the third quarter of 2021 as compared to the same period in the prior year.

The Same Store Portfolio revenue growth of 4.3% during the nine months ended September 30, 2021 was primarily a result of a 3.6% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 96.2% for the nine months ended September 30, 2021, as compared to 95.5% for the same period in the prior year. Same Store Portfolio lease pricing for leases effective during the nine months ended September 30, 2021, as compared to the prior lease, increased 10.5% for new leases, increased 8.8% for renewing leases and increased 9.7% for both new and renewing leases on a blended basis. Property operating expenses for the Same Store Portfolio increased 4.3% for the nine months ended September 30, 2021 as compared to the same period in the prior year. Growth in insurance expenses and building repairs and maintenance costs contributed to the increase. These changes resulted in a Same Store NOI increase of 4.2% for the nine months ended September 30, 2021 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity

In September 2021, MAA closed on the dispositions of a nine acre land parcel located in the Birmingham, Alabama market and a one acre land parcel located in the Huntsville, Alabama market for combined net proceeds of $0.9 million, resulting in a gain on sale of non-depreciable real estate assets of $0.2 million.

During the third quarter of 2021, MAA entered into contracts to sell two of its Savannah, Georgia multifamily properties and one of its Charlotte, North Carolina multifamily properties and expects to close on the dispositions in the fourth quarter of 2021. These properties are classified within Assets held for sale in the Consolidated Balance Sheet as of September 30, 2021 found later in this release.

Development and Lease-up Activity

As of the end of the third quarter of 2021, MAA had eight development communities under construction. MAA expects to complete construction of three of these development communities in 2021, two in 2022 and three in 2023. Total development costs for the eight communities are projected to be $627.5 million, of which an estimated $243.7 million remained to be funded as of the end of the third quarter of 2021. The expected average stabilized NOI yield on these communities is 6.0%. During the third quarter of 2021, MAA funded $60.2 million of costs for current and future projects, including predevelopment activities related to a land parcel located in the Denver, Colorado market.

As of the end of the third quarter of 2021, MAA had one apartment community, Novel Midtown, located in Phoenix, Arizona, in initial lease-up representing a total of 345 units . Physical occupancy for this lease-up community was 76.8% at the end of the third quarter of 2021.

Property Redevelopment and Repositioning Activity

MAA continued its interior redevelopment program at select apartment communities throughout the portfolio. During the third quarter of 2021, MAA redeveloped the interior of 2,192 units, bringing the total renovated units during the nine months ended September 30, 2021 to 4,992 at an average cost of $5,528 per unit, achieving average rental rate increases of approximately 12% above non-renovated units.

MAA continued its Smart Home technology initiative (mobile control of lights, thermostat and leak monitoring) at select apartment communities. During the third quarter of 2021, 1,361 units were installed, bringing the total units installed during the nine months ended September 30, 2021 to 22,824 at an average cost of $1,400 per unit, and a projected average rental rate increase of approximately $25 per unit upon lease renewal or unit turnover. As of September 30, 2021, MAA had completed installation of the Smart Home technology in 46,774 units across its apartment community portfolio since the initiative began.

During the third quarter of 2021, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8%. Eight properties were selected in 2020 for this program. As of September 30, 2021, work was completed at seven of these properties with redevelopment work at the remaining property expected to be completed by the end of 2021. For the nine months ended September 30, 2021, MAA spent $5.4 million on this program. MAA began construction on similar repositioning projects at eight additional properties during the third quarter of 2021 with work expected to continue in 2022.

Capital Expenditures

Recurring capital expenditures totaled $26.4 million for the third quarter of 2021, or approximately $0.22 per diluted common share and unit (Share), as compared to $19.7 million, or $0.17 per Share, for the same period in the prior year. These expenditures led to Core Adjusted Funds from Operations (Core AFFO) of $1.56 per Share for the third quarter of 2021, compared to $1.40 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the third quarter of 2021 were $54.3 million, as compared to $26.9 million for the same period in the prior year. The increase was primarily driven by capital spend totaling $16.0 million related to winter storm Uri, which is expected to be reimbursed through insurance coverage. These expenditures led to Funds Available for Distribution (FAD) of $130.6 million for the third quarter of 2021, compared to $139.2 million for the same period in the prior year.

Recurring capital expenditures totaled $61.8 million for the nine months ended September 30, 2021, or approximately $0.52 per Share, as compared to $59.4 million, or $0.50 per Share, for the same period in the prior year. These expenditures led to Core AFFO of $4.59 per Share for the nine months ended September 30, 2021, compared to $4.28 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the nine months ended September 30, 2021 were $146.8 million, as compared to $79.5 million for the same period in the prior year. The increase was primarily driven by capital spend totaling $30.2 million related to the investment in the Smart Home technology initiative, as well as capital spend totaling $30.2 million related to winter storm Uri. These expenditures led to FAD of $396.9 million for the nine months ended September 30, 2021, compared to $427.0 million for the same period in the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD can be found later in this release.

Financing Activities

In July 2021, MAALP retired a $72.8 million tranche of privately placed unsecured senior notes at maturity.

In August 2021, MAA entered into two 18-month forward sale agreements with respect to a total of 1.1 million shares of its common stock at an initial forward sale price of $190.56 per share. Under the forward sale agreements, the forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to dividends on MAA’s common stock during the term of the forward sale agreements. No shares had been settled under the forward sale agreements as of September 30, 2021. Subject to certain conditions, MAA generally has the right to elect cash or net share settlement under the forward sale agreements, although MAA expects to settle the forward sale agreements entirely by the full physical delivery of shares of its common stock in exchange for cash proceeds. MAA intends to use any cash proceeds upon settlement of the forward sale agreements to fund MAA’s development and redevelopment activities, among other potential uses.

In August 2021, MAALP publicly issued $300 million of unsecured senior notes due September 2026 with a coupon rate of 1.100% per annum, and at an issue price of 99.553% and $300 million of unsecured senior notes due September 2051 with a coupon rate of 2.875% per annum and at an issue price of 98.588%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year. A portion of the proceeds from the sale of the notes was used to repay other outstanding debt prior to its maturity. As of September 30, 2021, the notes due September 2026 and September 2051 had effective interest rates of 1.191% and 2.946%, respectively.

In September 2021, MAALP retired a $117.0 million tranche of privately placed unsecured senior notes due in November 2022, $125.0 million of publicly issued unsecured senior notes due in December 2022, a $12.3 million tranche of privately placed unsecured senior notes due in July 2023, and a $20.0 million tranche of privately placed unsecured senior notes due in November 2024. MAALP incurred $13.4 million in prepayment penalties and write-offs of unamortized costs relating to the debt prepayments in the third quarter of 2021. The costs are included in Other non-operating (income) expense in the Consolidated Statements of Operations for the three and nine months ended September 30, 2021 found later in this release and have been excluded from Core FFO.

As of September 30, 2021, MAA had $1.0 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility, net of commercial paper borrowings.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the third quarter of 2021 were $121.5 million, as compared to $118.2 million for the same period in the prior year.

Balance Sheet

As of September 30, 2021:

•
Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 30.3%;
•
Total debt outstanding was $4.5 billion with an average effective interest rate of approximately 3.4%;
•
99.4% of total debt was fixed against rising interest rates for an average of approximately 9.0 years; and
•
Unencumbered NOI was 95.1% of total NOI.

111th Consecutive Quarterly Common Dividend Declared

MAA declared its 111th consecutive quarterly common dividend, which will be paid on October 29, 2021 to holders of record on October 15, 2021. The current annual dividend rate is $4.10 per common share.

2021 Earnings and Same Store Portfolio Guidance

MAA is updating and increasing its prior 2021 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share in addition to updating its expectations for growth of Property revenue, Property operating expense and NOI for the Same Store Portfolio.

FFO, Core FFO and Core AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Earnings:	Full Year 2021
Earnings per common share - diluted	$4.58 to $4.70
Midpoint	$4.64
Core FFO per Share - diluted	$6.88 to $7.00
Midpoint	$6.94
Core AFFO per Share - diluted	$6.20 to $6.32
Midpoint	$6.26

MAA Same Store Portfolio:
Property revenue growth	4.90% to 5.30%
Property operating expense growth	4.25% to 4.75%
NOI growth	5.00% to 6.00%

MAA expects Core FFO for the fourth quarter of 2021 to be in the range of $1.77 to $1.89 per Share, or $1.83 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss third quarter results on October 28, 2021, at 9:00 AM Central Time. The conference call-in number is 877-830-2598. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States. As of September 30, 2021, MAA had ownership interest in 102,271 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding the potential impact of the ongoing COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
the effect of the phase-out of the London Interbank Offered Rate (LIBOR) as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather, natural disasters, disease outbreak and other public health events;
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legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Rental and other property revenues	$452,575	$423,199	$1,314,507	$1,254,323

Net income available for MAA common shareholders	$83,557	$58,988	$345,384	$168,854

Total NOI (1)	$279,737	$253,385	$810,440	$773,866

Earnings per common share: (2)
Basic	$0.73	$0.52	$3.01	$1.48
Diluted	$0.73	$0.52	$3.01	$1.47

Funds from operations per Share - diluted: (2)
FFO (1)	$1.85	$1.58	$5.19	$4.66
Core FFO (1)	$1.78	$1.57	$5.11	$4.78
Core AFFO (1)	$1.56	$1.40	$4.59	$4.28

Dividends declared per common share	$1.025	$1.000	$3.075	$3.000

Dividends/Core FFO (diluted) payout ratio	57.6%	63.7%	60.2%	62.8%
Dividends/Core AFFO (diluted) payout ratio	65.7%	71.4%	67.0%	70.1%

Consolidated interest expense	$39,234	$41,010	$117,773	$126,610
Mark-to-market debt adjustment	(67)	(83)	(234)	9
Debt discount and debt issuance cost amortization	(1,401)	(1,223)	(3,909)	(3,603)
Capitalized interest	2,448	1,764	7,781	4,783
Total interest incurred	$40,214	$41,468	$121,411	$127,799

Amortization of principal on notes payable	$334	$1,055	$1,180	$4,538

(1)
A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	September 30, 2021	December 31, 2020
Gross Assets (1)	$14,993,561	$14,609,896
Gross Real Estate Assets (1)	$14,744,606	$14,407,418
Total debt	$4,540,887	$4,562,712
Common shares and units outstanding	118,541,005	118,431,384
Share price	$186.75	$126.69
Book equity value	$6,114,653	$6,103,805
Market equity value	$22,137,533	$15,004,072
Net Debt/Adjusted EBITDAre (2)	4.61x	4.81x

(1)
A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues:
Rental and other property revenues	$452,575	$423,199	$1,314,507	$1,254,323
Expenses:
Operating expenses, excluding real estate taxes and insurance	106,412	105,108	304,124	292,031
Real estate taxes and insurance	66,426	64,706	199,943	188,426
Depreciation and amortization	134,611	127,679	397,938	381,257
Total property operating expenses	307,449	297,493	902,005	861,714
Property management expenses	13,831	12,691	40,522	39,064
General and administrative expenses	12,670	11,360	38,763	35,181
Interest expense	39,234	41,010	117,773	126,610
Loss (gain) on sale of depreciable real estate assets	313	(20)	(134,515)	7
Gain on sale of non-depreciable real estate assets	(170)	(1,366)	(202)	(995)
Other non-operating (income) expense	(10,344)	(242)	(14,557)	13,647
Income before income tax expense	89,592	62,273	364,718	179,095
Income tax expense	(2,803)	(665)	(5,847)	(2,532)
Income from continuing operations before real estate joint venture activity	86,789	61,608	358,871	176,563
Income from real estate joint venture	258	428	915	1,153
Net income	87,047	62,036	359,786	177,716
Net income attributable to noncontrolling interests	2,568	2,126	11,636	6,096
Net income available for shareholders	84,479	59,910	348,150	171,620
Dividends to MAA Series I preferred shareholders	922	922	2,766	2,766
Net income available for MAA common shareholders	$83,557	$58,988	$345,384	$168,854

Earnings per common share - basic:
Net income available for common shareholders	$0.73	$0.52	$3.01	$1.48

Earnings per common share - diluted:
Net income available for common shareholders	$0.73	$0.52	$3.01	$1.47

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net Income Shares (1)
Weighted average common shares - basic	114,933	114,216	114,568	114,177
Effect of dilutive securities	296	252	305	310
Weighted average common shares - diluted	115,229	114,468	114,873	114,487
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,430	118,274	118,389	118,238
Weighted average common shares and units - diluted	118,540	118,432	118,511	118,400
Period End Shares And Units
Common shares at September 30,	115,138	114,370	115,138	114,370
Operating Partnership units at September 30,	3,403	4,058	3,403	4,058
Total common shares and units at September 30,	118,541	118,428	118,541	118,428
(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021, expected to be filed with the SEC on or about October 28, 2021.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	September 30, 2021	December 31, 2020
Assets
Real estate assets:
Land	$1,977,813	$1,929,181
Buildings and improvements and other	12,369,733	12,065,244
Development and capital improvements in progress	236,339	283,477
	14,583,885	14,277,902
Less: Accumulated depreciation	(3,722,917)	(3,415,105)
	10,860,968	10,862,797
Undeveloped land	29,115	60,993
Investment in real estate joint venture	42,842	43,325
Real estate assets, net	10,932,925	10,967,115

Cash and cash equivalents	29,811	25,198
Restricted cash	11,710	10,417
Other assets	237,245	192,061
Assets held for sale	42,441	—
Total assets	$11,254,132	$11,194,791

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,175,256	$4,077,373
Secured notes payable	365,631	485,339
Accrued expenses and other liabilities	598,592	528,274
Total liabilities	5,139,479	5,090,986

Redeemable common stock	24,323	15,397

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,149	1,141
Additional paid-in capital	7,216,885	7,176,793
Accumulated distributions in excess of net income	(1,309,511)	(1,294,182)
Accumulated other comprehensive loss	(11,384)	(12,128)
Total MAA shareholders’ equity	5,897,148	5,871,633
Noncontrolling interests - Operating Partnership units	173,366	206,927
Total Company’s shareholders’ equity	6,070,514	6,078,560
Noncontrolling interests - consolidated real estate entities	19,816	9,848
Total equity	6,090,330	6,088,408
Total liabilities and equity	$11,254,132	$11,194,791

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income available for MAA common shareholders	$83,557	$58,988	$345,384	$168,854
Depreciation and amortization of real estate assets	132,803	125,916	392,586	376,430
Loss (gain) on sale of depreciable real estate assets	313	(20)	(134,515)	7
Depreciation and amortization of real estate assets of real estate joint venture	154	153	463	458
Net income attributable to noncontrolling interests	2,568	2,126	11,636	6,096
Funds from operations attributable to the Company	219,395	187,163	615,554	551,845
(Gain) loss on embedded derivative in preferred shares (1)	(13,432)	(1,342)	(11,492)	14,603
Gain on sale of non-depreciable real estate assets	(170)	(1,366)	(202)	(995)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(7,985)	100	(14,231)	(4,085)
Net casualty loss and other settlement proceeds (3)	244	511	2,004	1,207
Loss on debt extinguishment (1)	13,354	345	13,391	344
Non-routine legal costs and settlements (1)	(700)	—	(716)	40
COVID-19 related costs (1)	492	376	911	2,983
Mark-to-market debt adjustment (4)	67	83	234	(9)
Core funds from operations	211,265	185,870	605,453	565,933
Recurring capital expenditures	(26,377)	(19,720)	(61,809)	(59,412)
Core adjusted funds from operations	184,888	166,150	543,644	506,521
Redevelopment capital expenditures	(20,752)	(11,627)	(69,632)	(35,650)
Revenue enhancing capital expenditures	(11,402)	(8,135)	(29,488)	(24,510)
Commercial capital expenditures	(877)	(765)	(2,303)	(2,303)
Other capital expenditures (5)	(21,223)	(6,389)	(45,331)	(17,065)
Funds available for distribution	$130,634	$139,234	$396,890	$426,993

Dividends and distributions paid	$121,500	$118,232	$364,393	$354,976

Weighted average common shares - diluted	115,229	114,468	114,873	114,487
FFO weighted average common shares and units - diluted	118,540	118,432	118,511	118,400

Earnings per common share - diluted:
Net income available for common shareholders	$0.73	$0.52	$3.01	$1.47

Funds from operations per Share - diluted	$1.85	$1.58	$5.19	$4.66
Core funds from operations per Share - diluted	$1.78	$1.57	$5.11	$4.78
Core adjusted funds from operations per Share - diluted	$1.56	$1.40	$4.59	$4.28

(1)
Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)
For the three and nine months ended September 30, 2021, $10.1 million and $18.0 million, respectively, of gains from unconsolidated limited partnerships are offset by $2.1 million and $3.8 million, respectively, of income tax expense. For the nine months ended September 30, 2020, $4.8 million of gains from unconsolidated limited partnerships are offset by $0.7 million of income tax expense.
(3)
During the nine months ended September 30, 2021, MAA incurred $21.4 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs). The majority of the storm costs are expected to be reimbursed through insurance coverage. A receivable has been recognized in Other non-operating (income) expense for the amount of the recorded losses that MAA expects to be recovered. Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are reflected in this adjustment. The adjustment is primarily included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(4)
Included in Interest expense in the Consolidated Statements of Operations.
(5)
During the three and nine months ended September 30, 2021, MAA spent $16.0 million and $30.2 million, respectively, in reconstruction-related capital expenditures due to winter storm Uri. The majority of the storm costs are expected to be reimbursed through insurance coverage.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Operating Income
Same Store NOI	$269,393	$257,071	$244,513	$779,194	$747,581
Non-Same Store and Other NOI	10,344	11,095	8,872	31,246	26,285
Total NOI	279,737	268,166	253,385	810,440	773,866
Depreciation and amortization	(134,611)	(131,824)	(127,679)	(397,938)	(381,257)
Property management expenses	(13,831)	(13,752)	(12,691)	(40,522)	(39,064)
General and administrative expenses	(12,670)	(13,114)	(11,360)	(38,763)	(35,181)
Interest expense	(39,234)	(38,867)	(41,010)	(117,773)	(126,610)
(Loss) gain on sale of depreciable real estate assets	(313)	134,828	20	134,515	(7)
Gain on sale of non-depreciable real estate assets	170	32	1,366	202	995
Other non-operating income (expense)	10,344	20,126	242	14,557	(13,647)
Income tax expense	(2,803)	(2,045)	(665)	(5,847)	(2,532)
Income from real estate joint venture	258	325	428	915	1,153
Net income attributable to noncontrolling interests	(2,568)	(7,397)	(2,126)	(11,636)	(6,096)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(2,766)	(2,766)
Net income available for MAA common shareholders	$83,557	$215,556	$58,988	$345,384	$168,854

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	December 31, 2020
Net income	$87,047	$62,036	$446,085	$264,015
Depreciation and amortization	134,611	127,679	527,523	510,842
Interest expense	39,234	41,010	158,725	167,562
Income tax expense	2,803	665	6,642	3,327
EBITDA	263,695	231,390	1,138,975	945,746
Loss (gain) on sale of depreciable real estate assets	313	(20)	(134,532)	(9)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	337	337	1,353	1,349
EBITDAre	264,345	231,707	1,005,796	947,086
Gain on embedded derivative in preferred shares (1)	(13,432)	(1,342)	(28,657)	(2,562)
Gain on sale of non-depreciable real estate assets	(170)	(1,366)	(231)	(1,024)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(7,985)	100	(14,903)	(4,757)
Net casualty loss and other settlement proceeds (3)	244	511	1,281	484
Loss on debt extinguishment (1)	13,354	345	13,391	344
Non-routine legal costs and settlements (1)	(700)	—	(794)	(38)
COVID-19 related costs (1)	492	376	1,464	3,536
Mark-to-market debt adjustment (4)	67	83	316	75
Adjusted EBITDAre	$256,215	$230,414	$977,663	$943,144
(1)
Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)
For the three and twelve months ended September 30, 2021, $10.1 million and $18.8 million, respectively, of gains from unconsolidated limited partnerships are offset by $2.1 million and $3.9 million, respectively, of income tax expense. For the twelve months ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense.
(3)
During the twelve months ended September 30, 2021, MAA incurred $21.4 million in casualty losses related to winter storm Uri (primarily building repairs, landscaping and asset write-offs). The majority of the storm costs are expected to be reimbursed through insurance coverage. A receivable has been recognized in Other non-operating (income) expense for the amount of the recorded losses that MAA expects to be recovered. Additional costs related to the storm that are not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are reflected in this adjustment. The adjustment is primarily included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	September 30, 2021	December 31, 2020
Unsecured notes payable	$4,175,256	$4,077,373
Secured notes payable	365,631	485,339
Total debt	4,540,887	4,562,712
Cash and cash equivalents	(29,811)	(25,198)
Net Debt	$4,511,076	$4,537,514

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	September 30, 2021	December 31, 2020
Total assets	$11,254,132	$11,194,791
Accumulated depreciation	3,722,917	3,415,105
Accumulated depreciation for Assets held for sale (1)	16,512	—
Gross Assets	$14,993,561	$14,609,896

(1)
Included in Assets held for sale on the Consolidated Balance Sheets.

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	September 30, 2021	December 31, 2020
Real estate assets, net	$10,932,925	$10,967,115
Accumulated depreciation	3,722,917	3,415,105
Assets held for sale, net	42,441	—
Accumulated depreciation for Assets held for sale (1)	16,512	—
Cash and cash equivalents	29,811	25,198
Gross Real Estate Assets	$14,744,606	$14,407,418
(1)
Included in Assets held for sale on the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation and Accumulated depreciation for Assets held for sale. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Assets held for sale, Accumulated depreciation for Assets held for sale and Cash and cash equivalents. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been identified for disposition, communities that have undergone a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized after achieving at least 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP’s bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com